Confidential portions of this Exhibit have been omitted and are identified by square brackets ([]) and three asterisks (***). Such material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                                                    Exhibit 10.9

                             MICROSOFT CORPORATION
                  SERVICEWARE KNOWLEDGE BASE LICENSE AGREEMENT

     This ServiceWare Knowledge Base License Agreement ("Agreement") is entered into as of the 29th day of June, 1998 (the "Effective Date") by and between Microsoft Corporation, a Washington corporation, located at One Microsoft Way, Redmond, Washington 98052 ("Microsoft") and ServiceWare Incorporated, located at 333 Allegheny Avenue, Oakmont, Pennsylvania 15139, a Pennsylvania corporation ("Company").

     WHEREAS, Company has a product which consists of structured technical support articles, which relate to Microsoft and other third party products and which are targeted at end users in the corporate help desk, home use and small business markets (collectively referred to herein as "Knowledge Pak");

     WHEREAS, Company will provide portions of the Knowledge Pak to Microsoft which consist of (a) articles pertaining primarily to Microsoft products and
(b) articles originally obtained from Microsoft and subsequently modified by Company (collectively referred to herein as the "ServiceWare Knowledge Base");

     WHEREAS, Company will provide the ServiceWare Knowledge Base to Microsoft via download over an FTP site on the Internet or via CD format; and

     WHEREAS, Microsoft wishes to license such ServiceWare Knowledge Base for use with on-line support in accordance with the terms of this Agreement.

     THEREFORE, the parties agree as follows:

1. License Grant.

     a. Company grants to Microsoft and its service providers and other outsourcing vendors (collectively referred to as "Contractors") a non-exclusive, worldwide, fully-paid, [***] license to make, use, copy, adapt, display, broadcast, transmit, distribute the ServiceWare Knowledge Base, in whole or in part, for Microsoft internal use only.

     b. Company grants to Microsoft and its Contractors a non-exclusive, worldwide, [***] license (i) to make, use, copy, adapt, publicly perform or display, import, broadcast, transmit and/or distribute the ServiceWare Knowledge Base, in whole or in part, for use solely in combination with other information in providing support online via Microsoft's designated support website(s), including but not limited to the website located at http://microsoft.com, and
(ii) to sublicense end users of the designated support website(s) the right to internally use, copy, display, import, transmit and/or distribute on a perpetual basis those portions of the ServiceWare Knowledge Base obtained by such end users from the designated support website(s). Microsoft will not remove or otherwise change any usual disclaimers, copyright notices, trademarks or other protective notices or hyperlinks on the ServiceWare Knowledge Base licensed to Microsoft pursuant to this Section. Microsoft acknowledges that the ServiceWare Knowledge Base will be presented to end users in conjunction with other third party support content and that Microsoft will not provide a predefined search to the end users for accessing the ServiceWare Knowledge Base apart from such third party content, including without limitation the terms "ServiceWare" and "Knowledge Pak".

     c. Company also grants to Microsoft and its Contractors a license during the term of this Agreement, in connection with use, distribution or promotion of the ServiceWare Knowledge Base as indicated in Section 1(a) and 1(b), the worldwide rights to use the Company's name, trademark(s), trade name(s) and/or logos and to advertise or promote the same in all such media. Notwithstanding the foregoing, Microsoft shall have no obligation to promote the ServiceWare Knowledge Base or Company. If Microsoft uses Company's name, trademark(s), trade name(s) and/or logos in any medium, other than Microsoft internal use or providing support online, as indicated in Section 1(b), then all such use will be subject to Company's approval, which approval shall not be unreasonably withheld.

     d. All rights in the ServiceWare Knowledge Base not expressly granted herein are reserved by COMPANY.


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2. Delivery and Acceptance. Company shall deliver the ServiceWare Knowledge
Base to Microsoft no later than _________________, 1998 and all Updates thereto pursuant to section 3 below. Upon the delivery of the ServiceWare Knowledge Base and the Updates thereto to Microsoft, Company shall deliver a report accurately identifying the source of the information contained in the deliverable and if such information was obtained from publicly available sources under license grant, through fair use or otherwise (each a "Source Report"). Microsoft shall have the right to review and approve the ServiceWare Knowledge Base and any Updates thereto as specified in Section 3 below. If for any reason within forty-five (45) days of Microsoft's receipt of the ServiceWare Knowledge Base or any Updates thereto as specified in Section 3 below, Microsoft determines the ServiceWare Knowledge Base does not meet its acceptance criteria, Microsoft will return the ServiceWare Knowledge Base or any Updates to Company and Company shall correct the ServiceWare Knowledge Base or Updates in a form that is acceptable to Microsoft. Microsoft's acceptance criteria shall be comprised of the ServiceWare Knowledge Base performing in accordance with (i) the supporting end user documentation, (ii) the representations and warranties set forth herein, and (iii) the Updates (as defined in Section 3 below) of the ServiceWare Knowledge Base containing sufficient breath and depth regarding the use and usability of Microsoft products and related software and hardware to be no less than that contained in the ServiceWare Knowledge Base as of the Effective Date.

3. ServiceWare Knowledge Base Updates. Company agrees to provide Microsoft with commercially available updates, including but not limited to updated articles and new articles to the ServiceWare Knowledge Base (collectively "Updates"), no less than once every three (3) months after the Effective Date and will be provided to Microsoft for download via an FTP site on the Internet and/or via CD or other media.

4. Payment. In consideration of the license rights and delivery of the Updates provided under the terms of this Agreement, Microsoft shall pay Company the amount of [***] which shall be paid as follows:

     a. [***] will be paid for the initial year of the Agreement upon (a) the Effective Date of this Agreement or (b) upon delivery and Microsoft's acceptance of the ServiceWare Knowledge Base, whichever occurs later.

     b. [***] will be due upon the one year anniversary following the Effective Date.

     c. For each subsequent extension, as may be agreed upon by the parties as set forth in Section 8(e) below, Microsoft shall pay Company no more than the amount of [***]

Company shall supply Microsoft with a written invoice for all amounts due under this Agreement, the payment terms of which shall be net thirty (30) days from Microsoft's receipt of such invoice, unless otherwise noted in this Section.

5. Company's Obligations, Representations and Warranties.

     a. Company warrants and represents that the ServiceWare Knowledge Base provided to Microsoft by Company under this Agreement is not regulated for export purposes under the International Traffic in Arms Regulations (ITAR) and that such ServiceWare Knowledge Base is subject to a general license under Export Administration Regulations and as such no license is required. If at any time during the term of this Agreement the above statements are no longer accurate, Company will notify Microsoft in writing of such change in classification within twenty-four (24) hours of its knowledge of that inaccuracy.

     b. Company warrants that (i) it has sufficient authority to enter into this Agreement, (ii) it possesses full authority to grant all licenses and rights conveyed herein and to perform all covenants and duties specified herein; and (iii) the ServiceWare Knowledge Base (A) does not infringe upon any copyright held by any third party; (B) does not contain any encryption/encrypted technology; and (C) to the best of Company's knowledge, after conducting generally acceptable quality control checks and reasonable due diligence of the ServiceWare Knowledge Base, the ServiceWare Knowledge Base provided to Microsoft by

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
Company will contain no libelous, defamatory or false or misleading statements, will not infringe any trade secret or right of privacy or publicity held by any third party and does not violate any state or federal laws or regulations in the United States; and (iv) at the time of delivery to Microsoft, the ServiceWare Knowledge Base and Updates thereto provided to Microsoft, will perform substantially in accordance with the applicable end user documentation.

The representations and warranties contained in this Section 5 are continuous in nature and shall be deemed to have been given by Company at execution of this Agreement and at each delivery of the ServiceWare Knowledge Base and any updates provided under Section 3 thereto. These representations and warranties shall survive termination or expiration of this Agreement.

     c. EXCEPT AS SET FORTH IN THIS SECTION 5, COMPANY HEREBY DISCLAIMS ALL OTHER WARRANTIES REGARDING THE SERVICEWARE KNOWLEDGE BASE, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.   Indemnification.

     a. Company agrees to indemnify, defend, and hold Microsoft and its affiliates, and each of their successors, officers, directors and employees harmless from any damages, costs, liabilities or claims arising out of or in connection with any action, claim or suit brought against Microsoft that if taken to be true would be a result of a breach of Company's representations and warranties set forth in Section 5(b) above (except for Company's breach of its obligation under Section 2(iii) above to deliver Updates containing sufficient breath and depth regarding the use and usability of Microsoft products and related software and hardware, for which this indemnification obligation shall not apply), provided that Microsoft gives Company (i) written notice of such claim or suit, (ii) the sole authority to defend and settle the same, provided that if such settlement shall have a material adverse effect on Microsoft's rights under this Agreement, Microsoft shall have the right to consent to the applicability of such settlement agreement to Microsoft, which consent shall not be unreasonably withheld, and (iii) at Company's expense, any information or assistance requested by Company in connection with such defense or settlement]. Microsoft may, at its option and at no expense to Company, participate in and/or observe the defense of such claim or suit.

     b. If the use of the version of the ServiceWare Knowledge Base provided to Microsoft by Company under this Agreement is enjoined by an order of a court of competent jurisdiction or, if Company believes that such an order is likely, then Company, at no expense to Microsoft, may use reasonable commercial efforts to (i) procure for Microsoft the right to continue using such version in accordance with this Agreement or (ii) modify such version so that it becomes non-infringing. If (i) or (ii) above are not available to Company, Company shall refund to Microsoft all amounts paid to Company by Microsoft hereunder during the prior twelve (12) month period without limiting any other rights or remedies available to Microsoft. Company shall have no liability for any damages resulting from any infringement claim after providing written notice to Microsoft that it should cease such activity due to such a claim if Microsoft does not cease such activity.

     c. Company shall have no liability under any provision of this Agreement, including without limitation the indemnification provisions set forth in this
Section 6, with respect to (i) any performance problem or claim of infringement to the extent directly attributable to the Licensed Materials (as defined in the Non-Exclusive License Agreement (as defined below)) provided by Microsoft to Company under the terms of that certain Non-Exclusive License Agreement between Microsoft and Company of even date herewith (the "Non-Exclusive License Agreement") or (ii) Microsoft's improper modification to the informational content contained in the ServiceWare Knowledge Base.

7.   Disclaimer of Damages and Limitation of Liability.

     a. IN NO EVENT WILL MICROSOFT, ITS AFFILIATES, CONTRACTORS OR SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY

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
OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     b. EXCEPT AS SPECIFICALLY PROVIDED IN THE FOLLOWING SENTENCE, IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNATIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE EXCLUSION OF LIABILITY FOR CERTAIN TYPES OF DAMAGES PROVIDED IN THE PRECEDING SENTENCE SHALL NOT APPLY TO INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING FROM COMPANY'S BREACH OF ANY OF THE REPRESENTATIONS OR WARRANTIES SET FORTH IN
SECTION 5(b) ABOVE (EXCEPT FOR COMPANY'S BREACH OF ITS OBLIGATION UNDER SECTION 2(iii) ABOVE TO DELIVER UPDATES CONTAINING SUFFICIENT BREATH AND DEPTH REGARDING THE USE AND USABILITY OF MICROSOFT PRODUCTS AND RELATED SOFTWARE AND HARDWARE, FOR WHICH THE DISCLAIMER OF DAMAGES AS STATED IN THE PRECEDING SENTENCE SHALL APPLY).

     c. IN NO EVENT SHALL THE TOTAL LIABILITY OF MICROSOFT OR ANY OF ITS AFFILIATES, CONTRACTORS OR SUPPLIERS UNDER THIS AGREEMENT, WHETHER FOR TORT (INCLUDING NEGLIGENCE AND GROSS NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHERWISE, IN THE AGGREGATE, EXCEED THE SUM OF SEVEN HUNDRED FIFTY THOUSAND DOLLARS (US$750,000.00) UNDER THIS AGREEMENT.

     d. IN NO EVENT SHALL THE TOTAL LIABILITY OF COMPANY UNDER THIS AGREEMENT, WHETHER FOR TORT (INCLUDING NEGLIGENCE AND GROSS NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHERWISE, IN THE AGGREGATE, EXCEED THREE MILLION DOLLARS (US$3,000,000), PLUS ANY AMOUNTS EXPENDED DEFENDING AGAINST SUCH INDEMNIFIED CLAIMS PURSUANT TO SECTION 6 ABOVE. THE LIMITATION OF LIABILITY OF COMPANY PROVIDED IN THE PRECEDING SENTENCE SHALL NOT APPLY TO COMPANY'S BREACH OF SECTION 5(b) ABOVE (EXCEPT FOR COMPANY'S BREACH OF ITS OBLIGATION UNDER SECTION 2(iii) ABOVE TO DELIVER UPDATES CONTAINING SUFFICIENT BREATH AND DEPTH REGARDING THE USE AND USABILITY OF MICROSOFT PRODUCTS AND RELATED SOFTWARE AND HARDWARE, FOR WHICH THE THREE MILLION DOLLAR (US$3,000,000) LIABILITY CAP AS STATED IN THE PRECEDING SENTENCE SHALL APPLY) OR OBLIGATIONS UNDER SECTION 6(a) ABOVE, IN WHICH CASE IN NO EVENT SHALL THE TOTAL LIABILITY OF COMPANY UNDER THIS AGREEMENT IN THE AGGREGATE, EXCEED TWELVE MILLION DOLLARS (US$12,000,000), PLUS ANY AMOUNTS EXPENDED DEFENDING AGAINST CLAIMS OF INFRINGMENT PURSUANT TO SECTION 6 ABOVE.

8.   Term and Termination.

     a. This Agreement will commence as of the Effective Date and continue for a period of two (2) years, unless earlier terminated as provided for hereunder.

     b. Either party may terminate this Agreement with cause upon thirty (30) days written notice to the other party advising the other party of the nature of the default, provided that such default is not thereafter cured within such thirty (30) day period.

     c. Beginning one year from the Effective Date, either party may terminate this Agreement without cause or obligation to the other party at any time upon giving ninety (90) days' notice to the other party.

     d. In the event Microsoft terminates this Agreement at any time with cause or Company terminates this Agreement without cause after the first year of the Agreement, then Company shall refund a pro rata portion

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
of the monies paid by Microsoft under this Agreement. In the event this Agreement is terminated with cause, any such refund will be in addition to any other remedies Microsoft may have in law or equity as a result of Company's breach. Any refund due to Microsoft under this Section shall be based upon the number of days remaining in the term of the Agreement at a rate of Two Thousand Seven Hundred Dollars ($2,740) per day.

     e. Following the initial two (2) year term, the term of this Agreement shall be deemed extended for additional one (1) year periods only upon written agreement by the parties. In the event of renewal, Microsoft shall pay Company the yearly fee as set forth in Section 4(c).

     f. Upon termination of this Agreement, Microsoft shall promptly remove any ServiceWare Knowledge Bases it may have posted on web servers under the terms of this Agreement.

9. Notices. All notices, authorizations and requests in connection with this Agreement will be deemed given on the day they are: (a) deposited in the U.S. Mail, postage paid, certified or registered, return receipt requested; or (b) sent air express courier, charges paid and addressed as follows:

       Company:         ServiceWare, Inc
                        333 Allegheny Ave
                        Oakmont PA 15135
                        Attention: Paul McDermott, CFO

       Microsoft:       Microsoft Corporation
                        One Microsoft Way
                        Redmond, WA 98052-6399
                        Attention: ___________________
       With a copy to:  Law and Corporate Affairs

10.  Miscellaneous.

     a. In the event that any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. The parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, the parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

     b. Any waiver, amendment, or modification of any right, remedy or other term under this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

     c. This Agreement shall be construed and controlled by the laws of the State of Washington, and Company and Microsoft further consent to jurisdiction by the state or federal courts sitting in the state where defendant is incorporated. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by law.

     d. If either Microsoft or Company employs attorneys to enforce any rights arising out of or related to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, including expert witness fees.

     e. Company and Microsoft may not assign this Agreement (by operation of law or otherwise), or any portion thereof, to any third party unless the other party expressly consents to such assignment in writing, such consent not to be unreasonably withheld. Any attempted assignment without such consent shall give the other party the right to terminate this Agreement effective upon written notice. For purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of any or all of a party's stock, or of all or substantially all of its assets, shall not be deemed to be an assignment requiring consent from the other party, provided such transaction is not with a competitor of the other party.

                                       5
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     f.   This Agreement does not establish the relationship of a partnership, joint venture, franchise, or principal and agent among the parties, and neither party shall have any authority to incur obligations or take other actions on behalf of the other party to this Agreement.

     g. The parties' exchange of confidential information, if any, during the term of this Agreement shall be governed by the terms and conditions of the Microsoft Corporation Standard Non-Disclosure Agreement ("NDA") between the parties, effective January 7, 1977, attached hereto as Exhibit A. The parties agree that the terms and conditions of that NDA shall be mutual, and govern Company's disclosure of confidential information, if any, to Microsoft as well.

     h. The parties hereto agree that this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent hereto and signed on behalf of Company and Microsoft by their respective duly authorized representatives. Neither this Agreement nor any written or oral statements related hereto constitute an offer, and this Agreement shall not be legally binding until executed by both parties.

     i. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

     j. Company and Microsoft each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to Company and Microsoft associated with their respective obligations under this Agreement and the payments to be made to Microsoft and credits to be issued to, and services to be provided to, Company pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

     k. Sections 1, 5, 6, 7, 8, 9 and 10 shall survive termination or expiration of this Agreement.

          IN WITNESS WHEREOF the parties have executed this Agreement by an authorized representative of each party as of the later of the dates indicated below.


MICROSOFT CORPORATION                        SERVICEWARE, INCORPORATED


     /s/ Jeff S. Raikes                              /s/ Jeff Pepper
-----------------------------                ------------------------------
Name                                         Name

    Group Vice President                             Chairman and CEO
-----------------------------                ------------------------------
Title                                        Title

          6-29-98                                      17 June 1998
-----------------------------                ------------------------------
Date                                         Date


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